Exhibit 99.1
News Release
Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765
INDEPENDENT BANK CORPORATION REPORTS
2010 THIRD QUARTER RESULTS
IONIA, Mich., Nov. 4, 2010 — Independent Bank Corporation (Nasdaq: IBCP) reported a third quarter 2010 net loss applicable to common stock of $7.7 million, or $1.03 per share, versus a net loss applicable to common stock of $19.4 million, or $8.07 per share, in the prior-year period. For the nine months ended Sept. 30, 2010 and 2009, the Company reported a net loss applicable to common stock of $15.9 million, or $3.71 per share, and $45.3 million, or $19.02 per share, respectively. The improved third quarter 2010 results were primarily due to a decline in the provision for loan losses which was partially offset by a decline in net interest income. The 2010 year-to-date results include an $18.1 million gain on the extinguishment of debt that was recorded in June 2010.
Prior period share and per share data have been restated for the impact of a one-for-ten reverse stock split that the Company completed on August 31, 2010.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Although our third quarter 2010 operating results continue to reflect the difficult market conditions we face in Michigan, we are encouraged that these results are much improved as compared to the year ago quarter. In addition, we have made further progress in improving our asset quality, which was reflected in a reduction in our provision for loan losses and non-performing loans. A decline in our net interest income did adversely impact our core operating results. This decline continues to be in part driven by our goal of maintaining very high levels of liquidity and otherwise managing our balance sheet in order to preserve our regulatory capital ratios. As we look ahead to 2011, there are a number of actions that we are focused on under our capital restoration plan that should help to improve the long-term financial performance of Independent Bank Corporation.”
Operating Results
The Company’s net interest income totaled $27.0 million during the third quarter of 2010, a decrease of $8.3 million or 23.5% from the year-ago period, and a decrease of $1.6 million, or 5.6% from the second quarter of 2010. The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.26% during the third quarter of 2010 compared to 5.08% in the year-ago period, and 4.38% in the second quarter of 2010. The decrease in the net interest margin is primarily due to a change in asset mix, as higher yielding loans declined and lower yielding overnight investments at the Federal Reserve Bank increased. This change in asset mix principally reflects the Company’s current strategy of maintaining significantly higher balances of overnight investments to enhance liquidity. Average interest-earning assets declined to $2.52 billion in the third quarter of 2010 compared to $2.76 billion in the year-ago quarter and $2.61 billion in the second quarter of 2010.
Net gains on the sale of mortgage loans were $3.8 million in the third quarter of 2010, compared to $2.3 million in the year-ago quarter. The rise in net gains relates primarily to an increase in mortgage loan originations and commitments to originate mortgage loans that are held for sale. Mortgage loan interest rates declined to historic lows during the third quarter of 2010 leading to a significant amount of refinancing activity.
Mortgage loan servicing generated a loss of $1.4 million in the third quarter of 2010 compared to a loss of $0.5 million in the third quarter of 2009. This variance is primarily due to changes in the impairment reserve on, and the amortization of, capitalized mortgage loan servicing rights. The period-end impairment reserve is based on a valuation of the Company’s mortgage loan servicing portfolio, and the amortization is primarily impacted by prepayment activity. In the third quarter of 2010, the Company recorded an impairment charge of $1.3 million which primarily reflects lower mortgage loan interest rates resulting in higher estimated future prepayment rates being used in the valuation at Sept. 30, 2010. In the third quarter of 2009, the Company recorded an impairment charge of $0.8 million. Capitalized mortgage loan servicing rights totaled $11.7 million at Sept. 30, 2010. The Company was servicing approximately $1.74 billion in mortgage loans for others on which servicing rights had been capitalized at Sept. 30, 2010.
Non-interest expenses totaled $37.1 million in the third quarter of 2010, compared to $45.0 million in the year-ago period. The decrease in non-interest expenses was primarily due to decreases in several expense categories, including: compensation and employee benefits (down $1.0 million), vehicle service contract payment plan counterparty contingencies (down $2.7 million), losses on other real estate (“ORE”) and repossessed assets (down $2.3 million), costs (recoveries) related to unfunded lending commitments (down $0.7 million) and advertising expense (down $0.6 million).
Third quarter 2010 non-interest expenses included a $6.0 million charge (compared to $8.7 million in the third quarter of 2009) related to Mepco Finance Corporation’s (“Mepco”) business of purchasing and servicing payment plans for vehicle service contracts. These payment plans (which are classified as payment plan receivables in the Company’s Consolidated Statements of Financial Condition) permit a consumer to purchase coverage under a vehicle service contract by making monthly payments, generally for a term of 12 to 24 months, to the sellers of those contracts (referred to as Mepco’s “counterparties”). Mepco purchases these payment plans from these counterparties. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the vehicle service contract and provided the coverage. Since mid-2009, payment defaults and voluntary cancellations have been at elevated levels reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, Mepco recognizes estimated probable incurred losses. Mepco pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties. During the first nine months of 2010, payment plan receivables declined by $165.8 million (or approximately a 54% annualized rate) to $240.6 million, as the Company seeks to strategically reduce its assets in this business segment.
Pre-Tax, Pre-Provision Core Operating Earnings
The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding: income tax expense (benefit), the provision for loan losses, costs (recoveries) related to unfunded lending commitments, securities gains or losses, vehicle service contract counterparty contingencies, and any impairment charges (including capitalized mortgage loan servicing rights, goodwill, losses on ORE or repossessed assets, and certain fair-value adjustments) and elevated loan and collection costs caused by the current economic cycle.
The following table reconciles pre-tax, pre-provision core operating earnings to consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Pre-tax, pre-provision core operating earnings is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP. However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, certain fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues. It displays core operating earnings trends before the impact of these challenges. The Asset Quality section of this release isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.
The decline in the Company’s pre-tax, pre-provision core operating earnings in the third quarter of 2010 as compared to the third quarter of 2009, is principally due to a decrease in net interest income as described above.

Pre-Tax, Pre-Provision Core Operating Earnings

	Quarter Ended
	9/30/10	6/30/10	9/30/09
	(in thousands)
Net income (loss)	$(6,610)	$7,884	$(18,314)
Income tax expense (benefit)	(978)	156	(1,088)
Provision for loan losses	9,543	12,680	22,425
Costs (recoveries) related to unfunded lending commitments	(807)	280	(140)
Securities (gains) losses	319	(1,363)	(121)
Vehicle service contract counterparty contingencies	5,968	4,861	8,713
Impairment charge on capitalized loan servicing	1,335	2,460	809
(Gain) loss on extinguishment of debt	20	(18,086)	—
Loss on ORE and repossessed assets	1,296	1,554	3,558
Elevated loan and collection costs (1)	2,555	1,535	2,378

Pre-Tax, Pre-Provision Core Operating Earnings	$12,641	$11,961	$18,220

(1)	Represents the excess amount over a “normalized” level (experienced prior to 2008) of $1.25 million quarterly.
Asset Quality
Commenting on asset quality, CEO Magee added: “Our provision for loan losses decreased by $12.9 million, or 57.4%, in the third quarter of 2010 compared to the year-ago level, primarily reflecting a reduction in non-performing loans and an overall decline in total loan balances. Further, thirty to eighty-nine day delinquency rates declined from year-end 2009 levels for all loan categories. We are optimistic that our team’s ongoing efforts in managing our commercial and retail loan portfolios will yield further positive progress on asset quality in the future.”
A breakdown of non-performing loans(1) by loan type is as follows:

	9/30/2010	12/31/2009	9/30/2009
Loan Type	(Dollars in Millions)
Commercial	$29.8	$50.4	$56.8
Consumer/installment	4.9	8.4	8.4
Mortgage	32.9	48.0	49.3
Payment plan receivables (2)	2.5	3.1	3.0

Total	$70.1	$109.9	$117.5

Ratio of non-performing loans to total portfolio loans	3.67%	4.78%	4.92%

Ratio of non-performing assets to total assets	4.20%	4.77%	5.07%

Ratio of the allowance for loan losses to non-performing loans	102.31%	74.35%	62.75%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. The Sept. 30, 2010 balance excludes $33.5 million (net of reserves) of receivables (which are subject to ongoing collection efforts) due from Mepco counterparties related to the cancellation of payment plan receivables.
The decrease in non-performing loans since year-end 2009 is due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect loan net charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE during the first nine months of 2010. Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by real estate developers (due to a decline in sales of real estate) as well as owners of income-producing properties (due to higher vacancy rates and/or lower rental rates). Non-performing commercial loans have declined for the past seven quarters. The elevated level of non-performing residential mortgage loans is primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. However, retail non-performing loans have declined for five consecutive quarters and are at their lowest level since the third quarter of 2008. ORE and repossessed assets totaled $45.0 million at Sept. 30, 2010, compared to $31.5 million at Dec. 31, 2009, and $31.3 million at Sept. 30, 2009. ORE and repossessed assets are expected to continue to rise throughout the remainder of 2010 as non-performing loans move through the collection cycle.
The provision for loan losses was $9.5 million and $22.4 million in the third quarters of 2010 and 2009, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $13.4 million (2.70% annualized of average loans) in the third quarter of 2010, compared to $14.0 million

(2.27% annualized of average loans) in the third quarter of 2009 and $13.2 million (2.52% annualized of average loans) in the second quarter of 2010. Loan net charge-offs were $49.2 million (3.13% annualized of average loans) and $62.4 million (3.41% annualized of average loans) for the first nine months of 2010 and 2009, respectively. The decline in year-to-date 2010 loan net charge-offs compared to 2009 levels is primarily due to a decline in commercial loan net charge-offs. At Sept. 30, 2010, the allowance for loan losses totaled $71.7 million, or 3.75% of portfolio loans, compared to $81.7 million, or 3.55% of portfolio loans, at Dec. 31, 2009.
Balance Sheet, Liquidity and Capital
Total assets were $2.74 billion at Sept. 30, 2010, a decrease of $228.6 million, or 7.7%, from Dec. 31, 2009. Loans, excluding loans held for sale, were $1.91 billion at Sept. 30, 2010, compared to $2.30 billion at Dec. 31, 2009. Deposits totaled $2.38 billion at Sept. 30, 2010, a decrease of $187.3 million from Dec. 31, 2009. The decline in deposits is entirely due to a planned reduction of brokered CDs that was partially offset by increases in the balance of checking and savings accounts.
Cash and cash equivalents totaled $434.4 million at Sept. 30, 2010, versus $288.7 million at Dec. 31, 2009. This increase reflects the Company’s efforts to augment liquidity. In addition, the Company’s bank subsidiary had approximately $625.0 million of unused borrowing capacity at Sept. 30, 2010.
Stockholders’ equity totaled $125.1 million at Sept. 30, 2010, or 4.57% of total assets. The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

			Well
			Capitalized
Regulatory Capital Ratio	9/30/10	12/31/2009	Minimum

Tier 1 capital to average total assets	6.35%	6.72%	5.00%
Tier 1 capital to risk-weighted assets	9.37%	9.08%	6.00%
Total capital to risk-weighted assets	10.65%	10.36%	10.00%
Capital Raising Initiatives
As previously announced, the Company adopted a capital restoration plan (the “Capital Plan”) in Jan. 2010. The primary objective of this Capital Plan is to achieve and thereafter maintain certain minimum capital ratios for Independent Bank as established by its Board of Directors. These minimum capital ratios are 8% for Tier 1 Capital to Average Total Assets and 11% for Total Capital to Risk-Weighted Assets.
The Capital Plan sets forth three primary capital raising initiatives:
     (1) an offer to exchange shares of the Company’s common stock for any or all of the Company’s outstanding trust preferred securities;
     (2) the exchange of shares of the Company’s common stock for any or all of the shares of preferred stock held by the United States Department of Treasury (“UST”); and
     (3) a public offering of the Company’s common stock for cash.
During the second quarter of 2010, the Company completed transactions designed to accomplish the first two initiatives. On June 23, 2010, the Company completed its offer to exchange shares of its common stock for its outstanding trust preferred securities, which resulted in the issuance of common stock in exchange for the surrender of outstanding trust preferred securities with an aggregate liquidation amount of $41.4 million. On Apr. 16, 2010, the Company closed a transaction with the UST for the exchange of the $72 million of Series A preferred stock that the UST acquired pursuant to the TARP Capital Purchase Program for new shares of Series B convertible preferred stock. A key benefit of this transaction was obtaining the right, under the terms of the new Series B convertible preferred stock, to compel the conversion of this stock into shares of the Company’s common stock, provided that the Company meets a number of conditions. The conditions are primarily intended to ensure that the Company successfully implements the other elements of its Capital Plan, as described above.
These first two initiatives were designed to improve the Company’s ratio of tangible common equity to tangible assets, reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock, and otherwise improve the Company’s ability to successfully raise additional capital through a public offering of its common stock, which is the last component of the Capital Plan. The efforts related to this public offering are in process.

About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.7 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit the Company’s Web site at: IndependentBank.com
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2010	2009
	(unaudited)
	(in thousands, except share amounts)
Assets
Cash and due from banks	$55,460	$65,214
Interest bearing deposits	378,952	223,522

Cash and Cash Equivalents	434,412	288,736
Trading securities	22	54
Securities available for sale	110,318	164,151
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	26,443	27,854
Loans held for sale, carried at fair value	59,719	34,234
Loans
Commercial	730,520	840,367
Mortgage	680,803	749,298
Installment	261,021	303,366
Payment plan receivables	240,559	406,341

Total Loans	1,912,903	2,299,372
Allowance for loan losses	(71,744)	(81,717)

Net Loans	1,841,159	2,217,655
Other real estate and repossessed assets	44,953	31,534
Property and equipment, net	69,335	72,616
Bank-owned life insurance	47,457	46,514
Other intangibles	9,295	10,260
Capitalized mortgage loan servicing rights	11,667	15,273
Prepaid FDIC deposit insurance assessment	17,313	22,047
Vehicle service contract counterparty receivables, net	33,483	5,419
Accrued income and other assets	31,196	29,017

Total Assets	$2,736,772	$2,965,364

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$362,258	$334,608
Savings and NOW	1,126,089	1,059,840
Retail time	542,514	542,170
Brokered time	347,639	629,150

Total Deposits	2,378,500	2,565,768
Other borrowings	133,213	131,182
Subordinated debentures	50,175	92,888
Vehicle service contract counterparty payables	16,109	21,309
Accrued expenses and other liabilities	33,680	44,356

Total Liabilities	2,611,677	2,855,503

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized
Issued and outstanding:
At September 30, 2010: Series B, 74,426 shares, $1,023 liquidation preference per share	71,566	—
At December 31, 2009: Series A, 72,000 shares, $1,000 liquidation preference per share	—	69,157
Common stock, no par value at September 30, 2010, and $1.00 par value at December 31, 2009—authorized: 500,000,000 shares at September 30, 2010, and 60,000,000 shares at December 31, 2009; issued and outstanding: 7,515,360 shares at September 30, 2010, and 2,402,851 shares at December 31, 2009	250,861	2,386
Capital surplus	—	223,095
Accumulated deficit	(184,961)	(169,098)
Accumulated other comprehensive loss	(12,371)	(15,679)

Total Shareholders’ Equity	125,095	109,861

Total Liabilities and Shareholders’ Equity	$2,736,772	$2,965,364

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
	(unaudited)
	(in thousands)

Interest Income
Interest and fees on loans	$34,370	$36,675	$45,290	$110,072	$134,915
Interest on securities
Taxable	509	902	1,475	2,571	4,913
Tax-exempt	383	526	841	1,594	2,924
Other investments	425	389	299	1,186	862

Total Interest Income	35,687	38,492	47,905	115,423	143,614

Interest Expense
Deposits	6,737	7,508	9,109	22,464	26,468
Other borrowings	1,965	2,413	3,537	7,372	12,021

Total Interest Expense	8,702	9,921	12,646	29,836	38,489

Net Interest Income	26,985	28,571	35,259	85,587	105,125
Provision for loan losses	9,543	12,680	22,425	39,237	78,208

Net Interest Income After Provision for Loan Losses	17,442	15,891	12,834	46,350	26,917

Non-interest Income
Service charges on deposit accounts	5,516	5,833	6,384	16,624	18,212
Net gains (losses) on assets
Mortgage loans	3,829	2,372	2,257	8,044	8,800
Securities	(3)	1,363	121	1,625	3,787
Other than temporary loss on securities available for sale
Total impairment loss	(316)	—	—	(434)	(17)
Loss recognized in other comprehensive loss	—	—	—	—	—

Net impairment loss recognized in earnings	(316)	—	—	(434)	(17)
VISA check card interchange income	1,625	1,655	1,480	4,852	4,395
Mortgage loan servicing	(1,377)	(2,043)	(496)	(2,988)	1,011
Title insurance fees	533	366	521	1,393	1,862
Gain (loss) on extinguishment of debt	(20)	18,086	—	18,066	—
Other income	2,241	1,682	2,514	6,177	7,320

Total Non-interest Income	12,028	29,314	12,781	53,359	45,370

Non-interest Expense
Compensation and employee benefits	12,806	13,430	13,823	39,449	39,728
Vehicle service contract counterparty contingencies	5,968	4,861	8,713	14,247	11,728
Loan and collection	3,805	2,785	3,628	11,376	10,893
Occupancy, net	2,721	2,595	2,602	8,225	8,210
Data processing	1,798	2,039	2,146	5,942	6,252
FDIC deposit insurance	1,651	1,763	1,729	5,216	5,670
Furniture, fixtures and equipment	1,591	1,648	1,727	4,958	5,424
Loss on other real estate and repossessed assets	1,296	1,554	3,558	4,879	6,758
Credit card and bank service fees	1,378	1,500	1,722	4,553	4,854
Advertising	692	674	1,335	2,145	4,198
Costs (recoveries) related to unfunded lending commitments	(807)	280	(140)	(471)	(292)
Other expenses	4,159	4,036	4,174	12,839	12,690

Total Non-interest Expense	37,058	37,165	45,017	113,358	116,113

Income (Loss) Before Income Tax	(7,588)	8,040	(19,402)	(13,649)	(43,826)
Income tax expense (benefit)	(978)	156	(1,088)	(1,086)	(1,754)

Net Income (Loss)	$(6,610)	$7,884	$(18,314)	$(12,563)	$(42,072)

Preferred dividends and discount accretion	1,109	1,113	1,075	3,299	3,225

Net Income (Loss) Applicable to Common Stock	$(7,719)	$6,771	$(19,389)	$(15,862)	$(45,297)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
	(unaudited)
Per Common Share Data (A)
Net Income (Loss) Per Common Share
Basic (B)	$(1.03)	$2.37	$(8.07)	$(3.71)	$(19.02)
Diluted (C)	(1.03)	.44	(8.07)	(3.71)	(19.02)
Cash dividends declared per	.00	.00	.01	.00	.03
common share

Selected Ratios (annualized)(A)
As a Percent of Average Interest-Earning Assets
Interest income	5.63%	5.90%	6.90%	5.89%	6.94%
Interest expense	1.37	1.52	1.82	1.52	1.86
Net interest income	4.26	4.38	5.08	4.37	5.08
Net Income (Loss) to
Average common equity	(60.51)%	111.56%	(73.46)%	(58.95)%	(53.32)%
Average assets	(1.11)	.96	(2.59)	(0.75)	(2.03)

Average Shares (D)
Basic (B)	7,512,508	2,852,414	2,402,954	4,274,752	2,381,120
Diluted (C)	56,407,159	17,607,325	2,410,249	34,366,555	2,388,070

(A)	Shares outstanding have been adjusted for a 1-for-10 reverse stock split in 2010. These amounts are calculated using net income (loss) applicable to common stock. For any period in which net income applicable to common stock is recorded, dividends on convertible preferred stock are added back in the diluted per share calculation.

(B)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(C)	Average shares of common stock for diluted net income per share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(D)	Shares outstanding have been adjusted for a 1-for-10 reverse stock split in 2010.